Exhibit 16.1

April 22, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read iLearningEngines, Inc. (formerly known as Arrowroot Acquisition Corp.) statements included under Item 4.01 of its Form 8-K dated April 22, 2024. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on April 16, 2024. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York